Exhibit 99.3

Greif, Inc. Announces Agreement to Sell 69,200 Acres of Timberlands to Weyerhaeuser Company

Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging products and services, today announced an agreement to sell 69,200 acres of timberlands in southwest Alabama to Weyerhaeuser Company (NYSE: WY) for approximately $149 million in cash. Proceeds from the transaction will be applied to debt repayment. While this transaction is subject to tax, the Company has tax losses from other transactions which will substantially mitigate the tax associated with this land sale.

Pete Watson, Greif's President and Chief Executive Officer, commented, "We are pleased to enter into this agreement with Weyerhaeuser Company. Proceeds from the transaction will help to de-lever our balance sheet and accelerate the transfer of Greif's enterprise value from debt to equity holders in line with our stated financial priorities."

The transaction is subject to customary closing conditions and is expected to close in the second quarter of 2021. Perella Weinberg Partners LP acted as financial advisor and Adams and Reese LLP acted as legal advisor to Greif on this transaction.

About Greif, Inc.

Greif is a global leader in industrial packaging products and services and is pursuing its vision: In industrial packaging, be the best performing customer service company in the world. The Company produces steel, plastic and fibre drums, intermediate bulk containers, reconditioned containers, flexible products, containerboard, uncoated recycled paperboard, coated recycled paperboard, tubes and cores and a diverse mix of specialty products. The Company also manufactures packaging accessories and provides filling, packaging and other services for a wide range of industries. In addition, Greif manages timber properties in the southeastern United States. The Company is strategically positioned in over 40 countries to serve global as well as regional customers. Additional information is on the Company's website at www.greif.com.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "may," "will," "expect," "intend," "estimate," "anticipate," "aspiration," "objective," "project," "believe," "continue," "on track" or "target" or the negative thereof and similar expressions, among others, identify forward-looking statements. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. All forward-looking statements are based on assumptions, expectations and other information currently available to management. Such forward-looking statements are subject to certain risks and uncertainties that could cause the Company's actual results to differ materially from those forecasted, projected or anticipated, whether expressed or implied. The most significant of these risks and uncertainties are described in Part I of the Company's Annual Report on Form 10-K for the fiscal year ended October 31, 2020. The Company undertakes no obligation to update or revise any forward-looking statements.

Contacts:
Matt Eichmann
Office: 740–549–6067
Email: matt.eichmann@greif.com